APPENDIX A

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds and U.S. Bank

Effective Date July 16, 2021

Funds

Absolute Capital Opportunities Fund

Absolute Convertible Arbitrage Fund

Absolute Strategies Fund

Auxier Focus Fund

Beck, Mack & Oliver Partners Fund

DF Dent Midcap Growth Fund

DF Dent Premier Growth Fund

DF Dent Small Cap Growth Fund

Lisanti Small Cap Growth Fund

MAI Managed Volatility Fund

Monongahela All Cap Value Fund

Payson Total Return Fund

The BeeHive Fund

By: Forum Funds	By: U.S. Bank
“Principal”	“Custodian”

/s/ Jessica Chase	/s/ Gregory Farley
Authorized Signature	Authorized Signature

Jessica Chase, President	Gregory Farley, Senior Vice President

7/6/2021	7/2/2021
Date	Date